Exhibit 99.1

January 2008

Important Notice Concerning Your Rights Under

the Temple-Inland Savings Plan

Dear Plan Participant:

This notice is to inform you that your account in the Temple-Inland Savings Plan will transfer to the Guaranty Financial Group Inc. Savings and Retirement Plan.

During this process there will be a short period in which you will not be able to make exchanges or asset allocation changes, or request a loan, withdrawal, or final distribution in your Temple-Inland Plan and Guaranty Plan accounts. This period, during which you will be unable to exercise these rights available under the Temple-Inland Plan and Guaranty Plan, is known as a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period is expected to begin at 4 p.m., Eastern time, on February 26, 2008, and end during the week of March 9, 2008. During these weeks you can determine whether the blackout period has started or ended by calling a Vanguard Participant Services associate at 800-523-1188. Associates are available Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

Review your investments

During the blackout period you will be unable to direct or diversify the assets held in your Temple-Inland Plan and Guaranty Plan accounts. For this reason, it is important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should carefully consider the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income, and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

Key dates

February 26, 2008, 4 p.m., Eastern time	Blackout period begins. All transactions are suspended.
February 29, 2008	Assets in the Temple-Inland Plan are valued and transferred to the same funds in the Guaranty Plan.*
Week of March 9, 2008	Blackout period ends. All transactions are available through Vanguard.

1.             *Any Plan assets transferred in-kind will be valued at Vanguard based on each fund’s NAV at market close on February 29. Your Plan investments will not be out of the market and will continue to receive earnings or incur losses based on market performance.

Making account changes

Until the blackout period begins at 4 p.m., Eastern time, on February 26, you can make exchanges or asset allocation changes in any of these three easy ways:

•	Online. Log on to your account at www.vanguard.com anytime.
•	By phone. Call Vanguard’s 24-hour automated VOICE® Network at 800-523-1188 . To use VOICE, you will need the personal identification number (PIN) Vanguard mailed to you.
•	With personal assistance. Vanguard Participant Services associates are available at 800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

Questions?

If you have any questions about this notice, please contact a Vanguard Participant Services associate at 800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

Sincerely,

Vanguard

For more information about any fund, including investment objectives, risks, charges, and expenses, call The Vanguard Group at 800-523-1188 to obtain a prospectus. The prospectus contains this and other important information about the fund. Read and consider the prospectus information carefully before you invest. You can also download Vanguard fund prospectuses at www.vanguard.com.

Vanguard, VOICE, and the ship logo are trademarks of The Vanguard Group, Inc. All other marks are the exclusive property of their respective owners.

© 2008 The Vanguard Group, Inc. All rights reserved. Vanguard Marketing Corporation, Distributor of the Vanguard Funds.

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